Exhibit 5.1

800 Capitol St. Suite 2400 Houston, TX 77002-2925 +1 (713) 651-2600 +1 (713) 651-2700

November 6, 2026

Drilling Tools International Corporation

10370 Richmond Avenue #1000

Houston, Texas 77042

Re: Drilling Tools International Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Drilling Tools International Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-4, initially filed with the Commission on October 9, 2026 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance by the Company of up to 17,355,139 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), as the Closing Date Equity Consideration pursuant to the Share Purchase Agreement, dated as of October 8, 2026 (the “Share Purchase Agreement”), by and among the Company, Casing Technologies Group Limited, a private limited company incorporated in Scotland and a wholly owned subsidiary of the Company (the “Buyer”), Saltire Energy Limited, a private limited company incorporated in Scotland (“Saltire”), Foxley Energy Limited, a private limited company incorporated in Scotland (“Foxley” and, together with Saltire, the “Target Companies”), Michael David Loggie, Michael David John Loggie and Jack William Loggie (the “Individual Sellers”), Michael David Loggie and Jack William Loggie, solely in their capacity as trustees of The Loggie Family Trust (the “Loggie Trustee Sellers”), and Optimus Corporate Services Limited, solely in its capacity as trustee of the Cansco Limited Employee Trust 2007 (the “Trustee Seller” and, collectively with the Individual Sellers and the Loggie Trustee Sellers, the “Sellers”), and Jack William Loggie, solely in his capacity as the Seller Representative. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Share Purchase Agreement.

The Registration Statement relates to the acquisition by the Buyer of 100% of the issued and outstanding share capital of each of the Target Companies from the Sellers pursuant to the Share Purchase Agreement (the “Acquisition”), in exchange for the Adjusted Closing Date Cash Consideration and the Closing Date Equity Consideration, which consists of the Shares. The Shares are to be issued to the Sellers (other than the Trustee Seller) at the Closing in accordance with the Share Purchase Agreement and the loan note instruments, loan notes and put and call option agreements among the Sellers (other than the Trustee Seller), the Buyer, Drilling Tools International Inc., Drilling Tools International Holdings Inc. and the Company, pursuant to which the Sellers’ loan notes will be exchanged for the Shares at Closing (collectively, the “Rollover Documents”). In connection with the Acquisition, the Company will hold a special meeting of its stockholders at which the Company’s stockholders will be asked to approve, among other things, (i) the issuance of the Shares for purposes of Nasdaq Listing Rule 5635(a) (the “Share Issuance Proposal”) and (ii) the ratification, pursuant to Section 204 of the General Corporation Law of the State of Delaware (the “DGCL”), of the elections of directors conducted at the Company’s 2024, 2025 and 2026 annual meetings of stockholders (the “Prior Elections”), as described in the Registration Statement under the caption “Ratification Proposal” (the “Ratification Proposal”), in each case as more fully described in the Registration Statement.

800 Capitol St. Suite 2400 Houston, TX 77002-2925 +1 (713) 651-2600 +1 (713) 651-2700

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents: (i) the Registration Statement, including the proxy statement/prospectus included therein and the disclosure under the caption “Ratification Proposal” regarding the ratification of the Prior Elections pursuant to Section 204 of the DGCL and the 120-day period during which challenges to such ratification may be brought pursuant to Section 204 and Section 205(f) of the DGCL; (ii) the Share Purchase Agreement; (iii) the forms of the Rollover Documents; (iv) the Second Amended and Restated Certificate of Incorporation of the Company (the “Charter”) and the Amended and Restated Bylaws of the Company (the “Bylaws”), each as currently in effect; (v) resolutions of the Board of Directors of the Company (the “Board”) adopted by unanimous written consent dated October 5, 2026, relating to, among other matters, the Share Purchase Agreement, the issuance of the Shares, the Registration Statement and the ratification of the Prior Elections (the “Board Resolutions”), including the resolutions therein adopted pursuant to Section 204(b)(1) of the DGCL ratifying the Prior Elections (the “Ratification Resolutions”); (vi) a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”); and (vii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company (including the Officer’s Certificate) and others and of public officials.

800 Capitol St. Suite 2400 Houston, TX 77002-2925 +1 (713) 651-2600 +1 (713) 651-2700

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1. The Registration Statement, as finally amended, will have become effective under the Securities Act, no stop order suspending its effectiveness will have been issued and remain in effect, and the Shares will have been approved for listing on The Nasdaq Stock Market LLC, subject to official notice of issuance; and

2. Prior to the issuance of the Shares: (i) the Company’s stockholders will have approved the Share Issuance Proposal; (ii) the Acquisition will have been consummated in accordance with the Share Purchase Agreement; and (iii) the Shares will have been issued and delivered in the manner contemplated by the Share Purchase Agreement, the Rollover Documents and the Board Resolutions, upon receipt by the Company of the consideration therefor, which will not be less than the par value thereof.

This opinion is subject to the conditions that, at or prior to the issuance of the Shares, (i) the stockholders of the Company will have duly approved the Ratification Proposal in accordance with Section 204 of the DGCL, the Charter and the Bylaws, (ii) the Board will not have abandoned the Ratification Resolutions and the validation effective time (as defined in Section 204(h) of the DGCL) with respect to the ratification of the Prior Elections will have occurred, (iii) the Board Resolutions, insofar as they relate to the Share Purchase Agreement and the issuance of the Shares, will have been ratified pursuant to Section 204 of the DGCL or re-adopted by the Board following such validation effective time, and (iv) no order, judgment or decree has been entered by the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in connection with any proceeding under Section 205 of the DGCL (or otherwise) that would modify, condition, invalidate or otherwise adversely affect the ratification of the Prior Elections effected pursuant to Section 204 of the DGCL. If any of the foregoing conditions are not satisfied, this opinion shall be of no force or effect.

Based upon and subject to the foregoing and subject to the assumptions, qualifications, exceptions, and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered in the manner described in the Registration Statement and upon receipt of the consideration therefor as set forth in the Share Purchase Agreement, will have been duly authorized and will be validly issued, fully paid and non-assessable, assuming that each of the proposals described in the Registration Statement that are identified as conditions to the consummation of the Acquisition, including the Share Issuance Proposal and the Ratification Proposal, has been duly approved by the requisite vote of the Company’s stockholders.

800 Capitol St. Suite 2400 Houston, TX 77002-2925 +1 (713) 651-2600 +1 (713) 651-2700

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances, including the laws of Scotland or any other jurisdiction governing the Share Purchase Agreement, the Rollover Documents or the Target Companies. We express no opinion as to the validity of the Prior Elections other than as ratified pursuant to Section 204 of the DGCL, the application of the de facto officer or director doctrine, or any matter other than as expressly set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated. This opinion is given as of the date hereof, and we assume no obligation to update or supplement it to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston Taylor LLP
Winston Taylor LLP

4